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                                                                Exhibit  99.1




                                                         NEWS RELEASE

FOR:             CKE Restaurants, Inc.

CONTACT:         Loren Pannier
                 CKE Restaurants, Inc.
                 714.778.7109

                 William P. Foley
                 CKE Restaurants, Inc.
                 805.563.8600 ext. 248

                                                         FOR IMMEDIATE RELEASE


            CKE RESTAURANTS, INC. AND SUMMIT FAMILY RESTAURANTS INC.
                   ANNOUNCE AGREEMENT AND PLAN OF MERGER AND
                                 REORGANIZATION


         Anaheim, Calif. - December 1, 1995 - CKE Restaurants, Inc. (NYSE:CKR) and Summit Family Restaurants Inc. (NASDAQ:SMFR) today announced the signing of an agreement and plan of merger and reorganization.

         Under the terms of this merger agreement, CKE Restaurants will acquire all of the outstanding common and preferred stock of Summit Family Restaurants for a purchase price equal to $3.00 per share in cash and .20513 shares of CKE common stock provided that the average CKE common stock price is between $12.25 per share and $17.00 per share at the closing. If the average CKE common stock price is higher than $17.00 or lower than $12.25 at the closing, the exchange ratio may be adjusted accordingly. This transaction will result in the merger of Summit Family Restaurants into a newly formed subsidiary of CKE Restaurants, which will survive the merger. The merger, which is subject to Summit Family Restaurants' shareholder approval and other customary conditions, is expected to close in the first quarter of 1996.
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         Summit Family Restaurants operates restaurants under three concepts:
79 company and 25 franchised family style JB's Restaurants; six Galaxy Diner restaurants, which is a promising new 50's diner concept; and 16 HomeTown Buffet restaurants. CKE Restaurants anticipates the timely disposition for cash of the 16 HomeTown Buffet restaurants and will consider a possible sale of a yet to be determined number of JB's Restaurant locations. Any such sales would generate positive cash flows for use in the expansion of the Galaxy Diner concept.

         William P. Foley, CKE Restaurants' chairman and chief executive officer, said, "The merger of Summit Family Restaurants is an excellent financial transaction that will benefit both CKE Restaurants' and Summit Family Restaurants' shareholders. We intend to pursue the sale of the 16 HomeTown Buffet restaurants and will assess the possible sale of certain of the JB's Restaurants." Foley continued. "Don McComas is a strong operator, who, along with his management team, has created the Galaxy Diner concept which we are especially excited about and view as a rapid expansion vehicle."

         Don M. McComas, president and chief executive officer of Summit Family Restaurants, comments, "This merger will create opportunities for our restaurant concepts and people which might not otherwise have been available. Additionally, this merger will allow our shareholders to receive an ownership position in CKE Restaurants, which is the sixth largest hamburger chain in the nation and has experienced an extraordinary recovery with substantial growth in both same-store sales and earnings in the current year."

CKE Restaurants, Inc. is the parent of Carl Karcher Enterprises, Inc., which, along with its franchisees and licensees, operates 668 Carl's Jr. quick-service restaurants, primarily located in California, Nevada, Oregon, Arizona, Mexico and the Pacific Rim.
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